UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

HILLENBRAND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Commencing February 21, 2013, Hillenbrand, Inc. (the “Company”) sent the following communication to certain shareholders who requested information:

Last month, you received the proxy statement for the Hillenbrand, Inc. 2013 Annual Meeting of Shareholders, scheduled for February 27, 2013.  In the proxy statement, the Board of Directors recommended a vote “For” Proposal No. 2 — the advisory resolution approving executive compensation (often called “Say on Pay”).

To our disappointment, Institutional Shareholder Services Inc. (ISS) recently issued a report containing certain conclusions that led ISS to recommend a vote “Against” Proposal No. 2.  In contrast, proxy advisory firm Glass, Lewis & Co., Inc. has recommended a vote “For” Proposal No. 2.

We have discussed with ISS their report.  Set forth below are the reasons we believe a vote “For” Proposal No. 2 is appropriate.

1.              The alignment of Chief Executive Officer pay with our Total Shareholder Return (TSR) was negatively affected by the timing of the Coperion acquisition and a special one-time cash bonus.  Because the Company’s acquisition of Coperion Capital GmbH (“Coperion”) was announced in October, shortly after the end of our fiscal year on September 30, 2012, the effect of the acquisition was not factored into ISS’ calculation of our 2012 TSR.  If ISS were to recalculate TSR today, the increase in our shareholder value since the end of the 2012 fiscal year would generate a more favorable TSR than that disclosed in ISS’ report.  Since the end of our fiscal year, the Company’s stock price has increased over 30%, while the Dow Jones Industrial Average is up less than 4% during the same period.  The alignment of CEO compensation with our TSR was also negatively affected by the special one-time cash bonus granted to our Chief Executive Officer, Mr. Ken Camp, in exchange for his agreement to continue in his position beyond his normal retirement age.  Our Board of Directors determined that Mr. Camp’s leadership was vital to our continued transformation into a global diversified industrial company, especially as we were engaged in initiatives like the Coperion acquisition during fiscal 2012.  The Board therefore agreed with Mr. Camp to award him a special one-time cash bonus of $400,000 in 2012, in exchange for his agreement to continue in his position.  The Board believes this action was in the best interests of our shareholders.

2.              The Company will not in the future grant certain legacy contractual terms by which it is currently bound, including a modified single trigger upon a change in control and the crediting of additional years of service to Mr. Camp for pension purposes.  These contractual terms were granted by our former parent company and were inherited by Hillenbrand at the time of our spin off.  Hillenbrand, Inc. has not granted any terms of this type and will not grant them in the future.

3.              Benchmarking at the 50th percentile is the practice of the Hillenbrand Compensation Committee.  The Company’s executive compensation is benchmarked at the 50% percentile of its peer group.  Unfortunately, the language of our proxy statement did not state this point clearly and led ISS to conclude that we do not benchmark at the 50th percentile.  Hillenbrand, Inc. does benchmark at the 50th percentile and is committed to continue that practice going forward.

4.              The negative discretion available to the Board under our short-term incentive compensation plan is not applied universally and provides the Board flexibility to evaluate executive performance on an individual basis.  At the end of each fiscal year, our Board has discretion to adjust downward an executive’s short-term incentive compensation to a level below that stipulated by the formula established at the beginning of the fiscal year.  This negative discretion is applied on an individual basis and is not applied “across the board.”  Positive discretion, or upward adjustment, is not permitted.  The Board believes that negative discretion is in the best interests of shareholders and provides a valuable tool to differentiate individual performance.  We intend to continue to discuss this matter with ISS.

For the foregoing reasons, we urge you to vote “For” Proposal No. 2 — the Say on Pay Proposal.

If you have any questions, you may direct them to the Company’s Investor Relations Department at (812) 931-6000.